UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2016 (July 21, 2016)

SILVER RUN ACQUISITION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-37697	47- 5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana Street, Suite 1450

Houston, TX, 77002

(address of principal executive offices)
(zip code)

(713) 357-1400
(Registrant’s telephone number, including area code)

  Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Agreement to Assign

On July 21, 2016, Silver Run Acquisition Corporation (“Silver Run”) entered into an Agreement to Assign (the “Agreement to Assign”) with New Centennial, LLC, a Delaware limited liability company (“New Centennial”) and affiliate of Riverstone Holdings, LLC (“Riverstone”), pursuant to which, subject to the satisfaction or waiver of certain conditions, New Centennial agreed to assign, and Silver Run agreed to assume, all of the rights and obligations of New Centennial under that certain Contribution Agreement, dated as of July 6, 2016 (the “Contribution Agreement”), by and among Centennial Resource Development, LLC, a Delaware limited liability company (“CRD”), NGP Centennial Follow-On LLC, a Delaware limited liability company (“NGP Follow-On”), and Celero Energy Company, LP, a Delaware limited partnership (“Celero” and, together with CRD and NGP Follow-On, the “Centennial Contributors”), Centennial Resource Production, LLC, a Delaware limited liability company (“CRP”), and New Centennial. Upon the assignment of the Contribution Agreement (the “Assignment”) and at the closing of the transactions contemplated by the Contribution Agreement (the “Closing”), Silver Run will acquire approximately 89% of the outstanding membership interests in CRP (the “Business Combination” and, together with the other transactions contemplated by the Contribution Agreement, the “Transactions”).

Representations, Warranties and Covenants

The Agreement to Assign contains customary representations, warranties and covenants by Silver Run and New Centennial. Additionally, New Centennial has agreed that as long as certain affiliates of Riverstone hold 5% or more of all securities of Silver Run entitled to vote generally in the election of directors, it will not, and will cause certain of its affiliates not to, agree to any changes to Silver Run Acquisition Corporation’s Related Person Transaction Policy.

Conditions to the Assignment

Each of Silver Run and New Centennial’s obligation to effect the Assignment is subject to the satisfaction or waiver, if applicable, of a number of conditions, including the following: (i) the approval of the Transactions by the stockholders of Silver Run at a special meeting of Silver Run’s stockholders, convened in accordance with its bylaws (the “Silver Run Special Meeting”), (ii) the absence of specified adverse laws or orders, (iii) if applicable, the expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the Agreement to Assign and (v) material compliance by the other party with its covenants. Additionally, the obligation of Silver Run to effect the assignment is subject to the satisfaction or waiver of the following conditions: (i) the effectiveness of the Subscription Agreements (as defined below) and (ii) pursuant to the Riverstone Subscription Agreement (as defined below), the Riverstone Affiliate (as defined below) being ready, willing and able to purchase additional shares of Silver Run’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), at $10.00 per share in an amount such that the proceeds therefrom, together with certain other available funds, will be sufficient for Silver Run to pay the cash consideration for the Transactions, repay certain outstanding indebtedness of CRP, offset any public stockholder redemptions of public shares in connection with the Transactions, and pay transaction-related expenses incurred by Silver Run in connection with the Transactions.

Termination

The Agreement to Assign may be terminated by either party upon written notice to the non-terminating party if, as of the last day of the Silver Run Approval Period (as defined below), any of the following has occurred: (a) the Silver Run Special Meeting has not been held, (b) the Silver Run Special Meeting has been held by Silver Run, but was adjourned to a date that is after the last day of the Silver Run Approval Period, (c) the Silver Run Special Meeting has been held by Silver Run and the stockholder proposals were not approved, (d) the Contribution Agreement has been terminated in accordance with the terms thereof or (e) the conditions to the Assignment have not been satisfied or waived; provided that, the terminating party is not in material breach of its representations, warranties or covenants.

The “Silver Run Approval Period” commenced on July 7, 2016 and ends on the earliest to occur of (i) October 10, 2016 (95 days after the commencement of the period), (ii) if the parties have acknowledged and agreed that the Equity Documents (as defined below) are finalized and completed, the completion of the vote of Silver Run’s stockholders at the Silver Run Special Meeting or (iii) the tenth day following the delivery of written notice by New Centennial to CRP of an election to terminate the Silver Run Approval Period (the “Silver Run Approval Early Termination Date”).

Contribution Agreement

On July 6, 2016, the Centennial Contributors, CRP and New Centennial entered into the Contribution Agreement, pursuant to which New Centennial has agreed to acquire approximately 89% of the outstanding membership interests in CRP.  If the conditions to the Assignment described above are satisfied or waived, Silver Run will execute a joinder agreement to be bound under the Contribution Agreement, and Silver Run will have all of the rights and benefits accruing to New Centennial under the Contribution Agreement as of the effectiveness of the Assignment.  In the summary of the Contribution Agreement set forth below, it is assumed that New Centennial’s rights and obligations under the Contribution Agreement are assigned to Silver Run.

Silver Run has agreed to (i) provide stockholders with the right to redeem shares of Class A Common Stock in conjunction with a stockholder vote on the Transactions, (ii) not to terminate or withdraw such redemption rights other than in connection with a valid termination of the Contribution Agreement and (iii) extend such period for public stockholders to exercise their redemption rights for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or The NASDAQ Capital Market.

Consideration; Deposit

Upon the terms and subject to the satisfaction or written waiver of the conditions contained in the Contribution Agreement, at the Closing:

•                  Silver Run will contribute to CRP cash in the amount of (i) $1,186,744,348 plus (ii) $200,000,000 if the Centennial Contributors make a Centennial Cash Election (as defined below) (the “Cash Contribution”);

•                  CRP will distribute to the Centennial Contributors an amount equal to the Cash Contribution (the “Cash Consideration”) in partial redemption of the Centennial Contributors’ membership interests in CRP (or in full redemption of such membership interests if the Centennial Contributors make a Centennial Cash Election); and

•                  Silver Run and the Centennial Contributors will effect a recapitalization of CRP (the “Recapitalization”) pursuant to which (1) provided no Centennial Cash Election is made, all of the remaining outstanding membership interests will be converted into 20,000,000 units representing common membership interests in CRP (the “CRP Common Units” and such consideration, the “Equity Consideration”) and (2) Silver Run will be admitted as a member of CRP and issued such number of CRP Common Units as is equal to the quotient obtained by dividing (i) the Cash Contribution by (ii) $10, rounded to the nearest whole CRP Common Unit.

In connection with the closing of the Transactions, Silver Run expects to issue (i) shares of a new class of non-economic capital stock, designated as Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”) to the Centennial Contributors and (ii) a share of newly issued class of preferred stock, with par value of $0.0001 per share (“Series A Preferred Stock”) to CRD. Each of the Class C Common Stock and Series A Preferred Stock to be issued pursuant to the Contribution Agreement will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

In addition, Silver Run will contribute to CRP additional cash (the “Additional Debt Repayment Contribution”) as necessary to repay any outstanding debt of CRP or any of its subsidiaries that becomes due and payable as a result of the consummation of the Transactions, to the extent such debt has not been replaced or refinanced as of the closing of the Transactions, in exchange for the issuance to Silver Run of the number of CRP Common Units equal to the quotient obtained by dividing (i) the amount of the Additional Debt Repayment Contribution by (ii) $10, rounded to the nearest whole CRP Common Unit.

Notwithstanding anything in the Contribution Agreement to the contrary, if immediately prior to the Closing, (i) Silver Run is ready, willing and able to make a cash contribution to CRP of not less than $1,375,000,000 and (ii) after giving effect to all cash contributions that Silver Run is ready, willing and able to make to CRP at the Closing, CRP would not have sufficient cash as of the Closing to distribute the Cash Consideration in full to the Centennial Contributors, then the Centennial Contributors will have the right to elect to either (x) cause CRP to terminate the Contribution Agreement and receive an amount equal to $157,500,000 (together with interest earned thereon, if any, the “Deposit”) or (y) cause CRP to distribute the maximum amount of cash available to CRP at Closing as a distribution of the Cash Consideration to the Centennial Contributors and to issue to each Centennial Contributor a promissory note, with such notes having an aggregate principal amount equal to the difference between the Cash Consideration and the actual aggregate amount of cash available for distribution to the Centennial

Contributors by CRP. If the Contribution Agreement is terminated by CRP as a result of a terminable breach of the Contribution Agreement by Silver Run, CRP will have the right to receive the Deposit as liquidated damages.  In all other instances in which the Contribution Agreement is validly terminated, New Centennial is entitled to the return of the Deposit.

Guaranty

In connection with the parties’ execution of the Contribution Agreement, Riverstone Global Energy and Power Fund VI, L.P. agreed to guarantee the payment obligations of New Centennial under the Contribution Agreement up to a maximum amount of $1,217,500,000.

Centennial Cash Election

The parties agree to negotiate in good faith the form of certain documents, including an amended and restated limited liability company agreement of CRP, a registration rights agreement and amendments to Silver Run’s certificate of incorporation (collectively, the “Equity Documents”), from the date of the Contribution Agreement until the earliest to occur of (a) the Closing, (b) termination of the Contribution Agreement, (c) the date the Centennial Contributors make the Centennial Cash Election (as defined below) and (d) the date the parties agree that the Equity Documents are finalized and complete.  Notwithstanding anything to the contrary in the Contribution Agreement, if the parties have not agreed on the form of Equity Documents by the earlier of (x) the Silver Run Approval Early Termination Date or (y) 60 days after the date of the Contribution Agreement, then, if the Centennial Contributors so elect (the “Centennial Cash Election”), the amount of the “Cash Contribution” will be increased by $200,000,000 and the Centennial Contributors will receive only the Cash Consideration (as so increased).  As a result, the Centennial Contributors would not be members of CRP after the Closing.

If the parties acknowledge and agree that the Equity Documents are finalized and completed, then the Centennial Contributors will be deemed to have waived their right to make the Centennial Cash Election and the Equity Documents may be subject to revisions agreed to by Silver Run; provided, that no changes that have an adverse effect on the rights or reasonably expected economic benefit of the Centennial Contributors or impose any additional restrictions or requirements to make any out-of-pocket expenditure or other financial obligations on the Centennial Contributors may be made without their prior written consent.

Representations, Warranties and Covenants

The Contribution Agreement contains customary representations, warranties and covenants by the parties.  The Contribution Agreement also contains customary pre-closing covenants, including the obligation of CRP to conduct its businesses in the ordinary course consistent with past practice and to refrain from taking specified actions, subject to certain exceptions.

Conditions to the Parties’ Obligations to Consummate the Transactions

Each of the parties’ obligations to consummate the Transactions is subject to a number of conditions, including, among others, the following: (i) the absence of specified adverse laws or orders, (ii) if applicable, the expiration of the waiting period (or extension thereof) under the HSR Act, (iii) the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the Contribution Agreement, (iv) material compliance by the other parties with its covenants, (v) no material adverse effect having occurred with respect to CRP since the signing of the Contribution Agreement, and (vi) the approval of the Transactions by Silver Run’s stockholders.

Termination

The Contribution Agreement contains certain customary termination rights, including, among others, the following: (i) mutual written consent of CRP and Silver Run, (ii) if the consummation of the Transactions is prohibited by law, (iii) breach of a representation, warranty, covenant or other agreement by a party which has not been cured with 30 days, or (iv) if the Transactions are not consummated by the date that is 100 days after the date of the Contribution Agreement.

Subscription Agreements

In connection with the Transactions, Silver Run entered into subscription agreements, dated as of July 21, 2016 (the “Investor Subscription Agreements”), with certain funds managed by Capital World Investors and certain funds managed by Fidelity Management and Research Company, pursuant to which the investors named therein have agreed to purchase, in the aggregate, 20,000,000 shares of Class A Common Stock, for an aggregate commitment amount of $200 million.

On the same date, Silver Run entered into a separate subscription agreement (the “Riverstone Subscription Agreement” and, together with the Investor Subscription Agreements, the “Subscription Agreements”), with an affiliate of Riverstone (the “Riverstone Affiliate”), pursuant to which the Riverstone Affiliate agreed to purchase up to 81,005,000 shares of Class A Common Stock for an aggregate commitment amount of approximately $810 million.  The Riverstone Affiliate may assign its rights under the Riverstone Subscription Agreement to one or more parties.

Pursuant to the Riverstone Subscription Agreement, the Riverstone Affiliate has also agreed to be ready, willing and able to purchase additional shares of Class A Common Stock at $10.00 per share in an amount such that the proceeds therefrom, together with certain other available funds, will be sufficient for Silver Run to pay the Cash Consideration, repay certain outstanding indebtedness of CRP, offset any public stockholder redemptions of public shares in connection with the Transactions, and pay transaction-related expenses incurred by Silver Run in connection with the Transactions.

The closings under the Subscription Agreements will occur substantially concurrently with the Closing and are conditioned thereon, as well as on other customary closing conditions.  The Subscription Agreements will be terminated, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Contribution Agreement in accordance with its terms, (ii) the consummation of the Transactions pursuant to the terms of the Contribution Agreement by Riverstone without the assignment to Silver Run, (iii) the mutual written agreement of the parties, (iv) if any of the conditions to the Closing are not satisfied on or prior to the Closing and (v) October 14, 2016, if the Closing has not occurred by such date (subject to extension to November 15, 2016, upon notice).

The shares of Class A Common Stock to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.  The Subscription Agreements provide that Silver Run must register the resale of the shares of Class A Common Stock issued thereunder pursuant to a registration statement that must be filed within 30 calendar days after consummation of the Transactions. Silver Run will pay a placement fee of $6.0 million in the aggregate in connection such sales.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Legend Information

Forward-Looking Statements

This communication includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements may include, for example, statements about: Silver Run’s ability to effect the Assignment and consummate the business combination; the benefits of the business combination; the future financial performance of Silver Run following the business combination; changes in CRP’s reserves and future operating results; and expansion plans and opportunities. These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing Silver Run’s views as of any subsequent date, and Silver Run does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.  You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, Silver Run’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the Contribution Agreement; (ii) the outcome of any legal proceedings that may be instituted against Silver Run following announcement of the Transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the stockholders of Silver Run, or other conditions to closing in the Contribution Agreement; (iv) the risk that the proposed business combination disrupts current plans and operations of Silver Run or CRP as a result of the announcement and consummation of the Transactions; (v) Silver Run’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of Silver Run to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) changes in applicable laws or regulations; (viii) the possibility that Silver Run or CRP may be adversely affected by other economic, business, and/or competitive factors; and (ix) other risks and uncertainties indicated in the preliminary proxy statement related to the proposed business combination, including those under the section entitled “Risk Factors.”

No Offer or Solicitation

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Important Information For Investors and Stockholders

In connection with the proposed business combination, Silver Run intends to file a proxy statement with the SEC. The definitive proxy statement and other relevant documents will be sent or given to the stockholders of Silver Run and will contain important information about the proposed business combination and related matters. Silver Run stockholders and other interested persons are advised to read, when available, the proxy statement in connection with Silver Run’s solicitation of proxies for the meeting of stockholders to be held to approve the proposed business combination because the proxy statement will contain important information about the proposed business combination. When available, the definitive proxy statement will be mailed to Silver Run stockholders as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

Silver Run and its directors and officers may be deemed participants in the solicitation of proxies of Silver Run stockholders in connection with the proposed business combination. Silver Run stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Silver Run in Silver Run’s registration statement on Form S-1, as amended as of February 17, 2016. Additional information will be available in the definitive proxy statement when it becomes available.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Silver Run Acquisition Corporation

Date: July 27, 2016	By:	/s/ Stephen S. Coats

	Name:	Stephen S. Coats

	Title:	Secretary